For Immediate Release:

RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2006 RESULTS

Same Store Sales Increase 3.6%
Reported Diluted Earnings per Share of $0.36, or $0.51 Excluding Non-recurring Items
_________________

Plano, Texas, October 30, 2006— Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and net earnings for the quarter ended September 30, 2006.

Third Quarter 2006 Results
The Company reported total revenues for the quarter ended September 30, 2006 of $587.2 million, a $13.7 million increase from $573.5 million for the same period in the prior year. This increase of 2.4% in revenues was primarily driven by a 3.6% increase in same store sales plus an increase in incremental revenues generated in new and acquired stores, offset by the revenue lost from stores that were closed or sold during the previous twelve months.

Reported net earnings for the quarter ended September 30, 2006 were $25.2 million, or $0.36 per diluted share, when including the $0.02 per share effect of refinancing expenses and the $0.13 per share for litigation expenses discussed below. This represents an increase of $0.21 per diluted share from the $0.15 per diluted share, or reported net earnings of $11.3 million for the same period in the prior year, when including the $0.20 per share effect of restructuring expenses and the impact of the hurricanes discussed below.

Net earnings for the quarter ended September 30, 2006 were $36.4 million, or $0.51 per diluted share, when excluding the expenses for refinancing and litigation discussed below. This represents an increase of 45.7% from the $0.35 per diluted share, or net earnings of $26.0 million for the same period in the prior year, when excluding the expenses for restructuring and the impact of the hurricanes discussed below. The increase in net earnings per diluted share is primarily attributable to the increase in same store sales, the reduction in operating costs due to a lower store count as well as a reduction in the number of the Company’s outstanding shares.

“We continue to execute on our business model as exemplified by our third consecutive positive same store sales quarter,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Our same store sales increased 3.6% for the quarter, which is primarily related to changes in our promotional activities as well as an increase in the number of units on rent,” Speese continued. “We were able to deliver on our expectations this quarter and believe we are well positioned in our core business as we approach the closing and integration of the Rent-Way acquisition,” Speese stated.

Nine Months Ended September 30, 2006 Results
Total reported revenues for the nine months ended September 30, 2006 increased to $1.778 billion, a 1.2% increase from $1.756 billion for the same period in the prior year. Same store revenues for the nine month period ending September 30, 2006 increased 2.1%.

Reported net earnings for the nine months ended September 30, 2006 were $105.4 million, or $1.49 per diluted share, when including the $0.02 per share effect of refinancing expenses and $0.14 per share for litigation expenses discussed below. This represents an increase of 11.2% from the $1.34 per diluted share, or reported net earnings of $100.7 million for the same period in the prior year, when including the $0.12 per share effect of restructuring expenses and the $0.08 per share impact of the hurricane expenses, as well as the $0.03 per share benefit for the federal tax audit reserve credit and the $0.07 per share benefit for the litigation reversion credit discussed below.

Net earnings for the nine months ended September 30, 2006 were $116.6 million, or $1.65 per diluted share, when excluding the expenses for refinancing and litigation discussed below. This represents an increase of 14.6% from the $1.44 per diluted share, or net earnings of $108.3 million for the same period in the prior year, when excluding the restructuring expenses, the impact of the hurricanes as well as the credits for the federal tax audit reserve and litigation reversion discussed below.

Through the nine month period ended September 30, 2006, the Company generated cash flow from operations of approximately $131.3 million, while ending the quarter with $53.7 million of cash on hand. During the nine month period ended September 30, 2006, the Company repurchased 202,800 shares of its common stock for $4.7 million in cash under its common stock repurchase program and has utilized a total of $360.8 million of the $400.0 million authorized by its Board of Directors since the inception of the plan. In addition, during the nine month period ended September 30, 2006, the Company has reduced its outstanding indebtedness by approximately $65.6 million.

Operations Highlights
During the third quarter of 2006, the Company opened 9 new rent-to-own store locations, acquired 10 stores as well as accounts from 15 additional locations and consolidated 17 stores into existing locations, for a net addition of two stores and an ending balance of 2,751 stores. During the third quarter of 2006, the Company added financial services to 25 existing rent-to-own store locations, closed one location and ended the quarter with a total of 101 stores providing these services.

Through the nine month period ended September 30, 2006, the Company opened 28 new rent-to-own store locations, acquired 28 stores as well as accounts from 35 additional locations, consolidated 50 stores into existing locations, and sold 15 stores, for a net reduction of nine stores. Through the nine month period ending September 30, 2006, the Company added financial services to 63 existing rent-to-own store locations, consolidated one store with financial services into an existing location and closed one location, for a net addition of 61 stores providing these services.

Since September 30, 2006, the Company has opened two new rent-to-own store locations. The Company has added financial services to 22 existing rent-to-own store locations since September 30, 2006.

2006 Non-recurring Items

2006 Senior Credit Facility Refinancing Expense. During the third quarter of 2006, the Company recorded a pre-tax expense of approximately $2.2 million to write off the remaining unamortized balance of financing costs from our previous credit agreement. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the third quarter of 2006 and for the nine month period ended September 30, 2006.

2006 Litigation Expense

Burdusis/French/Corso. As previously announced on August 10, 2006, the Company has reached a prospective settlement with the plaintiffs to resolve the Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al./Israel French, et al. v. Rent-A-Center, Inc. and Kris Corso, et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. These matters allege violations by the Company of certain wage and hour laws of California. Under the terms contemplated, the Company anticipates it will pay an aggregate of $4.95 million in cash, including plaintiff’s attorneys’ fees, to be distributed to an agreed-upon class of Company employees from August 1998 through the date of preliminary court approval of the settlement. In connection with the prospective settlement, the Company is not admitting liability for its wage and hour practices in California. A hearing on a motion for preliminary approval of the settlement is currently scheduled for November 9, 2006. The Company recorded a pre-tax expense of $4.95 million in the third quarter of 2006 to account for the aforementioned settlement amount and attorneys’ fees. The litigation expense with respect to the Burdusis/French/Corso prospective settlement reduced diluted earnings per share by approximately $0.04 in the third quarter of 2006 and by approximately $0.05 for the nine month period ended September 30, 2006.

California Attorney General. The Company also announced today that it has reached a prospective settlement with the California Attorney General to resolve the inquiry received in the second quarter of 2004 regarding the Company’s business practices in California with respect to its cash prices and its membership program. Under the terms contemplated, the Company expects to create a restitution fund in the amount of approximately $9.6 million in cash, to be distributed to certain groups of customers (1) who entered into rental-purchase agreements and acquired ownership of property under those rental-purchase agreements between November 1, 2004 and the date of approval of the settlement, (2) who entered into rental-purchase agreements after November 1, 2004 that are still ongoing after the date of approval of the settlement, or (3) who purchased new memberships in the Rent-A-Center Preferred Customer Club between November 1, 2004 and the date of the approval of the settlement. Restitution checks will contain a restrictive endorsement releasing the Company from claims that arise from or relate to the cash price set forth in the rental purchase agreement and the customer’s purchase of the Preferred Customer Club. The Company also expects to enter into an injunction (i) limiting the cash price, total of payments and purchase option price in future rental purchase agreements to the specified limits on prices set forth in the recent amendment to the Karnette Rental-Purchase Act, which amendment became effective as of September 22, 2006, and (ii) governing certain business practices with respect to the Company’s club program. In addition, the Company anticipates causing the reserve amount in the Griego settlement fund to be paid to the Attorney General. Finally, the Company expects to agree to a civil penalty in the amount of $750,000. Under the terms of the prospective settlement, any unclaimed restitution funds at the conclusion of the restitution period will be paid to the Attorney General, and made available for a limited period of time to resolve any similar claims filed against the Company by its customers. In connection with the prospective settlement, the Company is not admitting liability for its past business practices in California. To account for the aforementioned costs, as well as the Company's attorneys' fees, the Company recorded a pre-tax charge of $10.4 million in the third quarter of 2006. The litigation expense with respect to the California Attorney General prospective settlement reduced diluted earnings per share by approximately $0.09 in both the third quarter of 2006 and for the nine month period ended September 30, 2006.

The terms of the prospective settlements of the Burdusis/French/Corso and California Attorney General matters are subject to the applicable parties entering into definitive settlement agreements and obtaining court approval. While the Company believes that the terms of these prospective settlements are fair, there can be no assurance that the settlements, if completed, will be approved by the applicable court in their present form.

2005 Non-recurring Items

2005 Store Consolidation Plan Expense. During the third quarter of 2005, the Company recorded a pre-tax restructuring expense of approximately $13.0 million as part of the store consolidation plan announced on September 6, 2005. This restructuring expense reduced diluted earnings per share by approximately $0.12 in both the third quarter of 2005 and for the nine month period ended September 30, 2005.

2005 Hurricane Related Expense. During the third quarter of 2005, the Company also recorded a pre-tax expense of approximately $7.7 million related to the damage caused by Hurricanes Katrina and Rita. This expense reduced diluted earnings per share by approximately $0.08 in both the third quarter of 2005 and for the nine month period ended September 30, 2005.

2005 Federal Tax Audit Reserve Credit. During the second quarter of 2005, the Company recorded a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. The tax audit reserve credit increased diluted earnings per share for the nine month period ended September 30, 2005 by approximately $0.03.

2005 Litigation Reversion Credit.  During the first quarter of 2005, the Company recorded an $8.0 million pre-tax credit associated with the settlement of the Griego/Carrillo litigation. This pre-tax litigation reversion credit increased diluted earnings per share for the nine month period ended September 30, 2005 by approximately $0.07.

- - -

Rent-A-Center will host a conference call to discuss the third quarter results on Tuesday morning, October 31, 2006, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,753 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 280 rent-to-own stores operating under the trade name of "ColorTyme."

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, a non-cash charge in the fourth quarter to write off the remaining unamortized balance of financing costs from our current credit agreement in connection with the anticipated refinancing related to the potential acquisition of Rent-Way, Inc., or the potential impact of acquisitions, including the potential acquisition of Rent-Way, Inc., or dispositions that may be completed after October 30, 2006.

FOURTH QUARTER 2006 GUIDANCE (DOES NOT INCLUDE POTENTIAL RENT-WAY, INC. ACQUISITION):

Revenues
•	The Company expects total revenues to be in the range of $586 million to $594 million.
•	Store rental and fee revenues are expected to be between $526 million and $532 million.
•	Total store revenues are expected to be in the range of $574 million to $582 million.
•	Same store sales are expected to be in the flat to 1.0% range.
•	The Company expects to open 5-10 new rent-to-own store locations.
•	The Company expects to add financial services to 45-55 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.7% and 22.1% of store rental and fee revenue and cost of merchandise sold to be between 73% and 78% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.5% to 60.0% of total store revenue.
•	General and administrative expenses are expected to be between 3.6% and 3.8% of total revenue.
•
Net interest expense is expected to be approximately $12.0 million, depreciation of property assets to be approximately $13.5 million and amortization of intangibles is expected to be approximately $1.0 million.

•	The effective tax rate is expected to be approximately 36.5% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.46 to $0.50.
•	Diluted shares outstanding are estimated to be between 70.7 million and 71.7 million.

FISCAL 2007 GUIDANCE (DOES NOT INCLUDE POTENTIAL RENT-WAY, INC. ACQUISITION):

Revenues
•	The Company expects total revenues to be in the range of $2.420 billion and $2.450 billion.
•	Store rental and fee revenues are expected to be between $2.134 billion and $2.159 billion.
•	Total store revenues are expected to be in the range of $2.379 billion and $2.409 billion.
•	Same store sales are expected to be in the 1.0% to 2.0% range.
•	The Company expects to open 25-35 new store locations.
•	The Company expects to add financial services to 200-250 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.7% and 22.1% of store rental and fee revenue and cost of merchandise sold to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.0% to 59.5% of total store revenue.
•	General and administrative expenses are expected to be between 3.6% and 3.8% of total revenue.
•
Net interest expense is expected to be between $44.0 million and $48.0 million, depreciation of property assets is expected to be between $54.0 million and $58.0 million and amortization of intangibles is expected to be approximately $2.0 million.

•	The effective tax rate is expected to be approximately 36.5% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.24 to $2.32.
•	Diluted shares outstanding are estimated to be between 71.5 million and 73.0 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the Company’s ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to the Company’s customer demographic; the Company’s ability to identify and successfully enter into new lines of business offering products and services that appeal to the Company’s customer demographic, including the Company’s financial services products; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; the Company’s ability to enter into new and collect on the Company’s rental purchase agreements; the Company’s ability to enter into new and collect on the Company’s short term loans; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in estimates with respect to self insurance liabilities and income tax reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; changes in the Company’s stock price and the number of shares of common stock that we may or may not repurchase; changes in our debt ratings; the negotiation of and entry into definitive settlement documentation with respect to the prospective settlements; one or more parties filing an objection to the prospective settlements; the courts could refuse to approve the prospective settlements or could require changes to the prospective settlements that are unacceptable to the Company or the plaintiffs; the approval of the proposed merger with Rent-Way, Inc. by the shareholders of Rent-Way; the ability of the Company to successfully integrate the Rent-Way stores into the Company's operating system; the Company's ability to enhance the performance of the acquired Rent-Way stores; the ability of the parties to close the Rent-Way acquisition in the time period currently anticipated; the satisfaction of the closing conditions to the Rent-Way acquisition; the Company’s ability to realize the cost savings anticipated in connection with the Rent-Way acquisition; the Company’s ability to obtain acceptable financing of the proposed Rent-Way acquisition; and other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarter ended March 31, 2006 and June 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)
	Three Months Ended September 30,
	2006	2006		2005	2005
	Before Legal Settlement & Refinancing Charges	After Legal Settlement & Refinancing Charges		Before Restructuring and Hurricanes Expense	After Restructuring and Hurricanes Expense

Total Revenue	$587,184	$587,184		$573,507	$573,507
Operating Profit	67,171	51,871		51,750	30,980
Net Earnings	36,380	25,241	(1,2,3)	25,985	11,277(4)
Diluted Earnings per Common Share	$0.51	$0.36	(1,2,3)	$0.35	$0.15(4)
Adjusted EBITDA	$81,666	$81,666		$67,493	$67,493

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	55,184	37,719		41,279	20,509
Add back:
Restructuring expense	--	--		--	13,028
Hurricanes expense	--	--		--	4,075
Litigation settlement	--	15,300		--	--
Finance charges from refinancing	--	2,165		--	--
Interest expense, net	11,987	11,987		10,471	10,471
Depreciation of property assets	13,486	13,486		13,484	13,484
Amortization of intangibles	1,009	1,009		2,259	5,926(6)

Adjusted EBITDA	$81,666	$81,666		$67,493	$67,493

	Nine Months Ended September 30,
	2006	2006		2005	2005
	Before Legal Settlement & Refinancing Charges	After Legal Settlement & Refinancing Charges		Before Restructuring and Hurricanes Expense & Tax Audit Reserve and Litigation Credits	After Restructuring and Hurricanes Expense & Tax Audit Reserve and Litigation Credits

Total Revenue	$1,777,782	$1,777,782		$1,755,894	$1,755,894
Operating Profit	217,848	202,548		202,730	189,960
Net Earnings	116,551	105,412	(1,2,3)	108,290	100,688(4,5)
Diluted Earnings per Common Share	$1.65	$1.49	(1,2,3)	$1.44	$1.34(4,5)
Adjusted EBITDA	$261,172	$261,172		$249,459	$249,459

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	182,396	164,931		173,358	160,588
Add back:
Restructuring expense	--	--		--	13,028
Hurricanes expense impact	--	--		--	4,075
Litigation credit & settlement	--	15,300		--	(8,000)
Finance charges from refinancing	--	2,165		--	--
Interest expense, net	35,452	35,452		29,372	29,372
Depreciation of property assets	40,479	40,479		40,018	40,018
Amortization of intangibles	2,845	2,845		6,711	10,378(6)

Adjusted EBITDA	$261,172	$261,172		$249,459	$249,459

(1)
Including the effects of a $2.2 million pre-tax expense in the third quarter of 2006 for the refinancing of the Company’s senior credit facility. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the third quarter of 2006 and for the nine month period ended September 30, 2006.

(2)
Including the effects of a $4.95 million pre-tax expense in the third quarter of 2006 associated with the settlement of the Burdusis/French/Corso litigation. The expense reduced diluted earnings per share by approximately $0.04 in the third quarter of 2006 and by approximately $0.05 for the nine month period ended September 30, 2006.

(3)
Including the effects of a $10.4 million pre-tax expense in the third quarter of 2006 associated with the settlement with the California Attorney General. The expense reduced diluted earnings per share by approximately $0.09 in both the third quarter of 2006 and the nine month period ended September 20, 2006.

(4)
Including the effects of a $13.0 million pre-tax restructuring expense as part of the store consolidation plan announced September 6, 2005 and $7.7 million in pre-tax expenses related to the damage caused by Hurricanes Katrina and Rita. The expenses reduced diluted earnings per share in both the third quarter of 2005 and the nine month period ended September 30, 2005, by $0.12 for the restructuring expense and by $0.08 for the hurricanes expense.

(5)
Including the effects of an $8.0 million pre-tax credit in the first quarter of 2005 associated with the settlement of the Griego/Carrillo litigation reversion, and a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns in the second quarter of 2005. These credits increased diluted earnings per share for the nine month period ended September 30, 2005 by $0.10.

(6)	Includes $3.667 million of goodwill impairment related to Hurricanes Katrina and Rita.

Selected Balance Sheet Data: (in Thousands of Dollars)	September 30, 2006	September 30, 2005

Cash and cash equivalents	$53,706	$52,790
Prepaid expenses and other assets	47,303	42,067
Rental merchandise, net
On rent	638,091	572,224
Held for rent	195,086	178,825
Total Assets	2,064,725	1,939,384

Senior debt	358,468	406,625
Subordinated notes payable	300,000	300,000
Total Liabilities	1,117,145	1,117,385
Stockholders’ Equity	947,580	821,999

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended September 30,
	2006	2005
	Unaudited

Store Revenue
Rentals and Fees	$532,260	$516,433
Merchandise Sales	36,343	39,212
Installment Sales	6,798	6,372
Other	3,723	2,938
	579,124	564,955

Franchise Revenue
Merchandise Sales	6,779	7,245
Royalty Income and Fees	1,281	1,307
Total Revenue	587,184	573,507

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	117,018	112,174
Cost of Merchandise Sold	28,422	30,314
Cost of Installment Sales	2,856	2,556
Salaries and Other Expenses	340,379	350,389
Franchise Cost of Merchandise Sold	6,523	6,964
	495,198	502,397

General and Administrative Expenses	23,806	21,176
Amortization of Intangibles	1,009	5,926
Litigation Settlement/(Reversion)	15,300	--
Restructuring Charge	--	13,028

Total Operating Expenses	535,313	542,527

Operating Profit	51,871	30,980

Finance Charges from Refinancing	2,165	--
Interest Income	(1,335)	(1,331)
Interest Expense	13,322	11,802

Earnings before Income Taxes	37,719	20,509

Income Tax Expense	12,478	9,232

NET EARNINGS	25,241	11,277

BASIC WEIGHTED AVERAGE SHARES	69,808	72,826

BASIC EARNINGS PER COMMON SHARE	$0.36	$0.15

DILUTED WEIGHTED AVERAGE SHARES	70,853	73,713

DILUTED EARNINGS PER COMMON SHARE	$0.36	$0.15

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Nine Months Ended September 30,
	2006	2005
	Unaudited

Store Revenue
Rentals and Fees	$1,579,719	$1,561,694
Merchandise Sales	138,934	139,480
Installment Sales	18,377	19,574
Other	10,263	5,013
	1,747,293	1,725,761

Franchise Revenue
Merchandise Sales	26,752	26,032
Royalty Income and Fees	3,737	4,101
Total Revenue	1,777,782	1,755,894

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	344,518	338,710
Cost of Merchandise Sold	100,955	100,606
Cost of Installment Sales	7,677	8,169
Salaries and Other Expenses	1,012,263	1,017,369
Franchise Cost of Merchandise Sold	25,659	24,993
	1,491,072	1,489,847

General and Administrative Expenses	66,017	60,681
Amortization of Intangibles	2,845	10,378
Litigation Settlement/(Reversion)	15,300	(8,000)
Restructuring Charge	--	13,028

Total Operating Expenses	1,575,234	1,565,934

Operating Profit	202,548	189,960

Finance Charges from Refinancing	2,165	--
Interest Income	(4,194)	(4,084)
Interest Expense	39,646	33,456

Earnings before Income Taxes	164,931	160,588

Income Tax Expense	59,519	59,900

NET EARNINGS	105,412	100,688

BASIC WEIGHTED AVERAGE SHARES	69,536	74,044

BASIC EARNINGS PER COMMON SHARE	$1.52	$1.36

DILUTED WEIGHTED AVERAGE SHARES	70,581	75,262

DILUTED EARNINGS PER COMMON SHARE	$1.49	$1.34